Exhibit 99.1

Gaming and Leisure Properties Announces Amended Agreement to Acquire The Meadows Racetrack and Casino in Washington, Pennsylvania

-Announces Settlement of All Claims Between GLPI and Cannery Casino Resorts, LLC -

Wyomissing, PA.- December 15, 2015 - (BUSINESS WIRE) - Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI” or the “Company”) today announced that the Company has entered into an amended agreement to acquire The Meadows Racetrack and Casino located in Washington, Pennsylvania, a suburb of Pittsburgh, Pennsylvania, from Cannery Casino Resorts, LLC (“Cannery”) for $440 million, inclusive of $10 million previously paid and subject to certain adjustments. This resolution includes a settlement of all claims between GLPI and Cannery.

The 180,000 square foot casino, which opened in 2007, contains 3,172 slot machines, 74 table games and 14 poker tables. In addition to the casino, the property includes 11 casual and fine dining restaurants, bars and lounges, a 24-lane bowling alley and a 5/8 mile racetrack with a 500-seat grandstand. Additionally, a 154-room hotel, which is owned and operated by a third party operator, opened in April 2015 and is located adjacent to the casino.

The purchase price, which the Company intends to fund with a combination of equity and debt, represents approximately 9.6 times the property’s LTM EBITDA. The Company is actively engaged in a search for a third party operator for the property, to whom the Company expects to sell the entities holding the licenses and operating assets, while retaining ownership of the land and buildings. The transaction is subject to and requires approval from the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission and is expected to close in the second half of 2016. The transaction has an outside closing date of November 2016.

Peter M. Carlino, Chairman and Chief Executive Officer of Gaming and Leisure Properties, commented “We are pleased to resolve the Cannery litigation in a manner that we believe is positive for both companies. The amended agreement allows us to add The Meadows to our growing portfolio of high quality regional gaming assets at a price that is reflective of current property performance. The property has enjoyed improving performance in the second half of 2015 and we look forward to partnering with one of the many quality operators in the gaming industry to continue that momentum.”

William Paulos, Co-CEO of Cannery Casino Resorts, commented, “This resolution is a good outcome for CCR shareholders. All of the net sale proceeds will be used to reduce our debt and better position us for the future. We are now focused on working with GLPI to ensure a smooth transition for our team members and customers.”

Stifel served as financial advisor to Cannery Casino Resorts on this transaction.

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in "triple net" lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by aggressively pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI is the first gaming-focused REIT.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as "expects," "believes," "estimates," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing the planned acquisition of The Meadows Racetrack and Casino; GLPI’s ability to successfully identify a third party operator for The Meadows Racetrack and Casino and related transfer of operating assets, licenses and permits; GLPI's ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to diversify into different businesses, such as hotels, entertainment facilities and office space; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI's Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as amended and as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI's behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact
Investor Relations

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com